Exhibit 99.1

Oaktree Introduces Oaktree Specialty Lending Corporation and Oaktree Strategic Income Corporation

Completes Transaction to Assume Management of Two Business Development Companies

LOS ANGELES, CA. October 17, 2017 – Oaktree Capital Group, LLC (NYSE: OAK) (“OCG”) today announced that Oaktree Capital Management, L.P. (“Oaktree”) has closed its asset purchase agreement pursuant to which Oaktree has become the new investment adviser to two business development companies (“BDCs”): Oaktree Specialty Lending Corporation (formerly Fifth Street Finance Corp., NASDAQ: FSC) and Oaktree Strategic Income Corporation (formerly Fifth Street Senior Floating Rate Corp., NASDAQ: FSFR). The common stocks now trade on NASDAQ under the new ticker symbols OCSL and OCSI, respectively.

“We are excited to introduce our new BDCs, Oaktree Specialty Lending and Oaktree Strategic Income. These companies provide us with a BDC platform with scale that benefits from Oaktree’s deep credit and direct lending expertise, origination capabilities and underwriting skills,” said Jay Wintrob, Chief Executive Officer. “We look forward to leveraging our 22-year history of successful credit investing to maximize the value of our BDC platform for the shareholders of both the BDCs and Oaktree over time.”

Oaktree Specialty Lending will operate as a specialty finance company dedicated to providing customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets, offering flexible and innovative financing solutions through first and second lien loans, unsecured and mezzanine loans, and preferred equity. Oaktree Strategic Income will focus on providing customized capital solutions to middle-market companies, offering a range of first-lien financing solutions to companies across a wide variety of industries.

Oaktree portfolio manager Edgar Lee has been named Chief Executive Officer of both Oaktree Specialty Lending and Oaktree Strategic Income, which together have approximately $2.5 billion of assets under management across first lien, second lien, unsecured and mezzanine loans. Other members of the executive leadership team for the BDCs are Matt Pendo, Chief Operating Officer, Mel Carlisle, Chief Financial Officer and Kim Larin, Chief Compliance Officer.

“Direct lending has always been an important part of Oaktree’s credit investment strategy. Since 2005, we have invested $10 billion in over 200 directly originated loans,” said Edgar Lee. “Consistent with Oaktree’s investment philosophy, we plan to manage the existing portfolios and originate new loans with an emphasis on fundamental credit analysis and downside protection. We believe this approach makes us an excellent long-term partner for financial sponsors and management teams, and also positions us to deliver attractive, risk-adjusted returns to our BDC shareholders.”

John Frank, Vice Chairman of OCG has been appointed Chairman of the Boards of Directors of both Oaktree Specialty Lending Corporation and Oaktree Strategic Income Corporation, and Marc Gamsin, Craig Jacobson, Richard Ruben and Bruce Zimmerman have been appointed as new independent directors. The Boards of Directors of both BDCs are comprised of a majority of independent directors.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $99 billion in assets under management as of June 30, 2017. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide. For additional information, please visit Oaktree’s website at www.oaktreecapital.com.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ: OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The firm seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The company is regulated as a business development company, or a BDC, under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending Corporation is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending Corporation’s website at www.oaktreespecialtylending.com.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ: OCSI) is a specialty finance company dedicated to providing customized capital solutions to middle-market companies. The firm seeks to generate stable, current income by providing innovative first-lien financing solutions to companies across a wide variety of industries. The company is regulated as a business development company, or a BDC, under the Investment Company Act of 1940, as amended. Oaktree Strategic Income Corporation is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income Corporation’s website at www.oaktreestrategicincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which reflect the current views of OCG with respect to, among other things, its future results of operations and financial performance. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Because forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in OCG’s filings with the SEC (including the factors listed in the item captioned “Risk Factors” in OCG’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017).

Forward-looking statements speak only as of the date of this press release. Except as required by law, OCG does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts

OAK Investor Relations:

Oaktree Capital Group, LLC

Andrea D. Williams

(213) 830-6483

investorrelations@oaktreecapital.com

OAK Media Relations:

Sard Verbinnen & Co

John Christiansen / David Millar

(415) 618-8750 / (212) 687-8080

mediainquiries@oaktreecapital.com